Exhibit 99.1

United Security Bancshares, Inc. Reports Second Quarter Results

Net Income Increases to $1,218,000

THOMASVILLE, Ala.--(BUSINESS WIRE)--July 29, 2014--United Security Bancshares, Inc. (Nasdaq: USBI) today reported that net income rose to $1,218,000 for the second quarter ended June 30, 2014, compared with net income of $1,182,000 for the second quarter of 2013. Net income per fully diluted share was $0.20 for both second quarter periods. Net income for the first six months of 2014 was $2.0 million, or $0.33 per diluted share, compared with $2.1 million, or $0.34 per diluted share, for the first six months of 2013.

“We are pleased to report growth in net income and solid reductions in non-performing assets compared with the second quarter of last year,” stated James F. House, President and CEO of United Security Bancshares, Inc. “This was our seventh consecutive quarter of reducing non-performing assets which is reflected in our lower provision for loan losses, reduced allowance for loan losses and an overall increase in loan quality. Total non-performing assets were down 42.6% to $16.6 million compared with the second quarter of last year. This marked our lowest level of non-performing assets in over three years.”

“We have reduced non-accrual loans by $10.0 million and other real estate owned (OREO) by $2.0 million since the second quarter of last year. We continue to focus on reducing non-performing assets as part of our strategy to strengthen our balance sheet and improve future earnings.”

“Loan demand for commercial and real estate loans remains soft in our footprint and has constrained our growth. This has been offset partially by growth in our consumer loan portfolio. Our consumer loan subsidiary, Acceptance Loan Company, Inc. (ALC), continues to attract new business while improving the overall quality of its loan portfolio. We believe that our focus on generating quality loans at the Bank and ALC will be a key in growing our net interest income in the future. We are also fortunate to have excellent liquidity, a strong capital base, and solid cash flows from our investment portfolio to fund future loan growth as economic conditions improve,” continued Mr. House.

Second Quarter Results

Interest income totaled $7.9 million in the second quarter of 2014, compared with $8.4 million in the second quarter of 2013. The decline in interest income was due primarily to lower earning assets, primarily loans, compared with the second quarter of 2013.

Interest expense declined 14.5% to $630,000 in the second quarter of 2014, compared with $737,000 in the second quarter of 2013. The decrease resulted primarily from lower interest rates paid compared with the prior year.

Net interest income was $7.3 million in the second quarter of 2014, compared with $7.7 million in the second quarter of 2013. The decline in net interest income was due to lower earning assets, primarily loans, combined with a 36 basis point decline in the net interest margin, compared with the second quarter of 2013. Net interest margin was 5.61% in the second quarter of 2014, compared with 5.97% in the second quarter of 2013. The decline in net interest margin was due primarily to the competitive loan market that has resulted in margin compression at the Bank and a change in ALC’s loan origination criteria that is focused on improved credit quality, with a slight offset in lower interest rates charged.

Net loans declined to $272.1 million in the second quarter of 2014, compared with $300.9 million at December 31, 2013. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan production at the Bank, offset slightly by solid growth in consumer loans at ALC. An overall sluggish economy in the geographical areas that we serve, primarily centered in the real estate sector, has been a significant factor in lower loan demand at the Bank during the past year.

Provision for loan losses was a credit of $264,000 in the second quarter of 2014, compared with a charge of $53,000 in the second quarter of 2013. The reduction in the provision resulted primarily from recoveries of loans previously charged off, improvement in the credit quality of several loan relationships, and the migration of certain nonperforming loans to OREO. Net charge-offs totaled approximately $630,000 in the second quarter of 2014, compared with $5.2 million in the second quarter of 2013. The decrease in net charge-offs reflected the overall improvement in the loan portfolio, including a lower level of write-downs compared with the second quarter of last year.

Total non-interest income rose to $1.5 million in the second quarter of 2014, compared with $1.2 million in the second quarter of 2013. The increase in non-interest income was due to an increase in other income, offset partially by lower service charges and credit life insurance income compared with the second quarter of 2013.

Total non-interest expense increased 0.7% to $7.22 million in the second quarter of 2014, compared with $7.18 million in the second quarter of 2013. The increase in non-interest expense was due primarily to an increase in salaries, furniture and equipment and other expense, offset partially by lower occupancy and other real estate/foreclosure expense. Total OREO related expenses declined to $325,000 in the second quarter of 2014, compared with $532,000 in the second quarter of 2013. OREO totaled $10.3 million at June 30, 2014, a 17.0% decline from $12.4 million at June 30, 2013.

United Security Bancshares and First United Security Bank continued to be rated as ‘well-capitalized,’ the highest regulatory rating, at the end of the second quarter of 2014. Total risk-based capital was 21.34% for the Company and 21.49% for the Bank, significantly above the regulatory requirement of 10.0% for a well-capitalized institution and the minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 20.07% for the Company and 20.23% for the Bank, both measures significantly above the regulatory requirement of 6.0% for a well-capitalized institution and the minimum regulatory requirement of 4.0%. Tier 1 leverage ratio rose to 11.28% for the Company and 11.37% for the Bank.

Six Months Results

For the first six months of 2014, net income was $2.0 million, or $0.33 per diluted share, compared with $2.1 million, or $0.34 per diluted share, for the first six months of 2013. The decrease in earnings for the first six months of 2014 was due to lower net interest income resulting primarily from a decrease in earnings assets and lower non-interest income, offset partially by a decline in non-interest expenses, all as compared with the first six months of 2013.

For the six months ended June 30, 2014, net interest income was $14.5 million, compared with $15.5 million for the same period of 2013. Net interest margin declined to 5.59% for the first six months of 2014 from 6.02% in the first six months of 2013.

Provision for loan losses was $150,000 in the first six months of 2014, compared with $559,000 in the first six months of 2013.

Non-interest income decreased to $2.6 million for the first six months of 2014, compared with $2.9 million for the same period of 2013. The decrease was due primarily to lower service charges, credit life insurance and other income compared with the first six months of 2013.

Non-interest expense was down 5.1% to $14.1 million in the first six months of 2014, compared with $14.9 million in the first six months of 2013. The decline in non-interest expense was due primarily to a $1.0 million decrease in other real estate/foreclosure expense compared with the first six months of 2013.

Shareholders’ equity rose to $73.2 million, or $12.15 per share, at June 30, 2014, compared with $70.1 million, or $11.63 per share, at December 31, 2013, and $69.0 million, or $11.46 per share, at June 30, 2013. The increase in shareholders’ equity in the latest six month period included continued growth in retained earnings and a $1.1 million increase in other comprehensive income, due to an increase in the market value of investment securities available-for- sale. The Company did not declare a cash dividend on its common stock for the second quarter of 2014.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Cash and Due from Banks	$10,293	$10,276
Interest Bearing Deposits in Banks	31,150	37,444
Total Cash and Cash Equivalents	41,443	47,720
Investment Securities Available-for-Sale, at fair value	169,110	135,754
Investment Securities Held-to-Maturity, at amortized cost	40,835	35,050
Federal Home Loan Bank Stock, at cost	738	906
Loans, net of allowance for loan losses of $7,672 and $9,396, respectively	272,086	300,927
Premises and Equipment, net	9,249	8,928
Cash Surrender Value of Bank-Owned Life Insurance	13,812	13,650
Accrued Interest Receivable	2,343	2,702
Other Real Estate Owned	10,307	9,310
Other Assets	10,769	14,854
Total Assets	$570,692	$569,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$483,254	$484,279
Accrued Interest Expense	238	266
Other Liabilities	8,345	8,930
Short-Term Borrowings	623	1,231
Long-Term Debt	5,000	5,000
Total Liabilities	497,460	499,706

Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 and 7,327,560 shares issued, respectively; 6,029,591 and 6,028,091 shares outstanding, respectively	73	73
Surplus	9,308	9,284
Accumulated Other Comprehensive Income, net of tax	1,650	529
Retained Earnings	83,206	81,214
Less Treasury Stock: 1,299,469 shares at cost, respectively	(20,992)	(20,992)
Noncontrolling Interest	(13)	(13)

Total Shareholders’ Equity	73,232	70,095

Total Liabilities and Shareholders’ Equity	$570,692	$569,801

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$6,845	$7,697	$13,642	$15,607
Interest on Investment Securities	1,085	735	2,134	1,419
Total Interest Income	7,930	8,432	15,776	17,026

INTEREST EXPENSE:
Interest on Deposits	617	735	1,254	1,522
Interest on Borrowings	13	2	21	4
Total Interest Expense	630	737	1,275	1,526

NET INTEREST INCOME	7,300	7,695	14,501	15,500

PROVISION FOR LOAN LOSSES	(264)	53	150	559

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,564	7,642	14,351	14,941

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	491	558	991	1,148
Credit Life Insurance Income	93	169	233	279
Other Income	901	501	1,408	1,424
Total Non-Interest Income	1,485	1,228	2,632	2,851

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	4,141	3,965	8,223	7,977
Occupancy Expense	467	500	967	961
Furniture and Equipment Expense	308	281	623	564
Other Real Estate/Foreclosure Expense	325	532	425	1,439
Other Expense	1,982	1,898	3,869	3,927
Total Non-Interest Expense	7,223	7,176	14,107	14,868

INCOME BEFORE INCOME TAXES	1,826	1,694	2,876	2,924
PROVISION FOR INCOME TAXES	608	512	884	856
NET INCOME	$1,218	$1,182	$1,992	$2,068
BASIC AND DILUTED NET INCOME PER SHARE	$0.20	$0.20	$0.33	$0.34

DIVIDENDS PER SHARE	$-	$-	$-	$-

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424